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                                                                   Exhibit 4.0.1


                                 Berkadia LLC
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                  May 2, 2001


The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251-7623

Ladies and Gentlemen:

          Pursuant to and as contemplated by the commitment letter (the "Commitment Letter") dated as of February 26, 2001 by and among Berkadia LLC, Berkshire Hathaway Inc., Leucadia National Corporation, The FINOVA Group Inc. ("FNV") and FINOVA Capital Corporation ("Borrower"), we hereby confirm that the attached Senior Secured Credit Facility term sheet and Summary of Terms of New Senior Notes (the "Term Sheets") are acceptable to Berkshire and Leucadia to be included as part of the plans of reorganization filed by FNV, Borrower and their subsidiaries (together, the "Debtors") that have filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). We and you agree that:

          (i) the Term Sheets shall replace Annex I and Exhibit A to Annex I to the Commitment Letter, respectively, effective upon the earlier to occur of (a) the approval of the Commitment Letter and the Term Sheets by the Court, or (b) the effective date of plans of reorganization of the Debtors that satisfy and incorporate the terms and conditions set forth in the Commitment Letter and the Term Sheets, and

          (ii) this letter and the Term Sheets do not amend or modify the Commitment Letter in any respect unless and until the occurrence of either of the events described in clause (a) or (b) of paragraph (i).

                              Very truly yours,

                              BERKADIA LLC

                              By: /s/ Marc D. Hamburg
                              Name:   Marc D. Hamburg
                              Title:  Manager

                                   BERKSHIRE HATHAWAY INC.

                                   By: /s/ Marc D. Hamburg
                                   Name:   Marc D. Hamburg
                                   Title:  Vice President


                                   LEUCADIA NATIONAL CORPORATION
                                   By: /s/ Joseph A. Orlando
                                   Name:   Joseph A. Orlando
                                   Title:  Vice President


Acknowledged and Agreed
this 2nd day of May, 2001


THE FINOVA GROUP INC.

By: /s/ William J. Hallinan
Name: William J. Hallinan
Title: President & CEO


FINOVA CAPITAL CORPORATION

By: /s/ William J. Hallinan
Name: William J. Hallinan
Title: President & CEO

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                 $6,000,000,000 SENIOR SECURED CREDIT FACILITY

                        Summary of Terms And Conditions

This Summary of Terms and Conditions outlines certain terms of the Facility referred to in the Commitment Letter dated February 26, 2001 among The FINOVA Group Inc. ("FNV"), FINOVA Capital Corporation (the "Company" or the "Borrower"), Lender, Berkshire and Leucadia (the "Commitment Letter"). This Summary of Terms and Conditions is part of and subject to the Commitment Letter. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:                The Company.

Guarantors:              FNV and all of FNV's direct and indirect subsidiaries
                         other than (i) the Company and (ii) any special purpose subsidiary that is contractually prohibited (as of February 26, 2001) from acting as a guarantor (the
                         "Guarantors").

Lender:                  Berkadia LLC ("Lender").

The Facility:            A five-year amortizing term loan made to the Borrower
                         in a single drawing on the Closing Date in a principal amount of $6,000,000,000 (the "Term Loan"), mandatorily prepayable with cash flows as set forth under "Prepayments."

                         The final maturity date for the Term Loan will be five years from the Closing Date.

Closing Date:            On or before August 31, 2001.

Purpose: Proceeds of the Term Loan will be used solely to repay a portion of the pre-petition debt of the Company and its subsidiaries in accordance with the Plan.

Interest:                The Term Loan will bear interest at the greater of the
                         following rates:

                         (i) the current LIBO rate (for a period not to exceed six months and to be determined prior to execution of the loan documentation) as quoted by Telerate Page 3750, adjusted for reserve requirements, if any, applicable to Lender's source of funds and subject to customary change of circumstance provisions and reserve requirements applicable to Lender and Lender's provider of funds (the "LIBO Rate"), plus 3% per annum; and

                         (ii) 9% per annum.

                         The interest rate shall be reset daily and interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year. Interest shall be payable quarterly.

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Default Interest:        During the continuance of an event of default (as
                         defined in the loan documentation), the Term Loan (including unpaid interest and unpaid default interest) will bear interest at an additional 2% per annum.

Prepayments:             Following the (i) payment of or funding of a reserve
                         for accrued interest on the Term Loan, (ii) payment of operating expenses and taxes of FNV, the Company and their respective subsidiaries, (iii) funding of reasonable reserves for (a) revolving and unfunded commitments existing at the Closing Date and acceptable to Lender, (b) commitments otherwise acceptable to Lender and (c) general corporate purposes of FNV, the Company and their respective subsidiaries, (iv) payment of accrued interest on the Senior Notes, and (v) provided no default has occurred, or would result therefrom, payment of up to $75 million in any three-month period to purchase Senior Notes at a purchase price not to exceed par plus accrued and unpaid interest thereon, mandatory prepayments of the Term
                         Loan without premium thereon shall be required in an amount equal to the aggregate net positive amount of each of (x) 100% of the net sale proceeds from asset sales, (y) 100% of excess cash flow (to be defined in the loan documentation) and (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV, the Company or any of its subsidiaries, except to the extent any special purpose subsidiary is subject
                         (as of February 26, 2001) to a contractual restriction on making distributions to its parent entity. In no event shall the Company or its subsidiaries make any prepayment on the Term Loan out of any refinancing or issuance of securities.

Security:                All amounts owing by and the obligations of the Company
                         under the Term Loan and the Guarantors in respect thereof will be secured by (i) a first priority perfected pledge of (x) all notes owned by the Company and the Guarantors and (y) all capital stock, securities, partnership and LLC interests owned by the Company and the Guarantors and (ii) a first priority perfected security interest in all other assets owned by the Company and the Guarantors, including, without limitation, accounts, inventory, equipment, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, subject to customary exceptions for transactions of this type.

Conditions Precedent     The loan documentation will contain conditions to the
to the Closing:          closing of the Facility customarily found in loan
                         agreements for similar financings and transactions of this type and other conditions deemed by Lender to be appropriate to the specific transaction and in any event including without limitation:

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                         .    All documentation relating to the Facility shall
                              be in form and substance satisfactory to the Company and its counsel and Lender and its counsel. Guarantees in form and substance satisfactory to the Lender and its counsel shall have been executed and delivered by the Guarantors, and shall be in full force and effect.

                         . FNV and the Company shall not be in default of any of their obligations under the Commitment Letter.

                         . The terms and conditions of, and documentation relating to the Senior Notes, the principal terms of which are outlined on Exhibit A to this Annex I together with any changes thereto as may be agreed to by Lender, shall be satisfactory to Lender, including in the case of such debt the extent of subordination, security, absence of guarantees, amortization, maturity, prepayments, limitations on remedies and acceleration, covenants, events of default, interest rate and other intercreditor arrangements. All conditions precedent to the issuance of the Senior Notes shall have been satisfied or, with the prior approval of Lender, waived and the Senior Notes shall be issued concurrently with the closing of the Facility.

                         . FNV, the Company and certain of their subsidiaries (the "Debtors") shall have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases") in the Bankruptcy Court and (i) all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Facility and the Management Agreement, the fees and transactions contemplated thereby and the approval thereof and (ii) the plan of reorganization of each of the Debtors shall be in form and substance reasonably satisfactory to Lender.

                         . An order of the Bankruptcy Court granting approval and confirmation of the Plan of each of the Debtors shall have been entered and have become final and nonappealable (the "Final Order"), which Final Order and plans shall provide for, among other things, (i) borrowing under the Facility, including first priority liens on all collateral thereunder, (ii) the use of proceeds of the Facility to make the Existing Debt Repayment,
                              (iii) issuance of the Senior Notes , (iv) the distribution on a pro-rata basis of $115

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                              million principal amount of FNV's 5-1/2%
                              Convertible Subordinated Debentures due 2016 to the holders of FNV's outstanding Trust Originated Preferred Securities ("TOPrS"), (v) the adoption by each of FNV and the Company of a Certificate of Incorporation and By-laws in form and substance acceptable to Lender, (vi) the designees of Lender constituting not less than a majority of the Boards of Directors of FNV and the Company, at least two (2) of the remaining members of which shall be selected from the current Board of Directors of FNV as of the date hereof, (vii) the issuance by FNV to Lender, and/or Berkshire and Leucadia (the "Berkadia Parties") and/or their subsidiaries for no additional consideration of shares of common stock of FNV such that such parties will own, in the aggregate, 51% (or a lesser amount as agreed by the Berkadia Parties) of the outstanding equity of FNV on a fully diluted basis (and an allocation of consideration for such issuance to the capital of FNV in an amount equal to the aggregate par value represented by such equity interests so that such equity interests are fully paid and non-assessable), (viii) the release, in form and substance satisfactory to Lender, Leucadia and Berkshire, of each Indemnified Party (as defined in the Commitment Letter) from any and all claims or liabilities that any creditor or other party in interest has or could have had in connection with or arising out of the Chapter 11 Cases, the Commitment Letter, the Management Agreement and/or any action, authority, event or transaction contemplated by any of the foregoing, (ix) such other terms as shall be acceptable to Lender in its reasonable discretion, and (x) such other terms as are requested by Lender following the initial date of filing of the Plan and that do not adversely affect the holders of claims against or interests in any of the debtors in the Chapter 11 Cases.

                         . The amounts of the allowed general unsecured claims, the allowed secured claims and the amount of disputed claims against FNV, the Company and their subsidiaries in the Chapter 11 Cases as of the effective date of the Plan shall be satisfactory to Lender. Lender shall be satisfied with the liabilities and capitalization of the Company, FNV and their subsidiaries after giving effect to the plans of reorganization of the Debtors.

                         . All fees and expenses (including reasonable fees and expenses of counsel) required to be paid or reimbursed to Lender, Berkshire and Leucadia on or before the Closing Date shall have been paid.

                         . Lender shall be satisfied in its reasonable judgment that (i) there shall not occur as a result of the funding of the Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any debt instruments and other material agreements of FNV, the Company or any of their respective subsidiaries that exist following the effective date of the plans of reorganization of the Debtors, and (ii) that each of FNV and the Company are solvent after giving effect to the funding of the Term Loan and the issuance of the Senior Notes.

                         . Lender shall be satisfied that FNV, the Company and their respective subsidiaries will be able to meet their respective obligations under all employee and retiree welfare plans of such entities, that such employee benefit plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material "reportable event" (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and that no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could result in a material liability. Lender shall have reviewed and be satisfied with all employee benefit plans of FNV, the Company and their respective subsidiaries.

                         . Lender shall have received satisfactory opinions of counsel to FNV and the Company, addressing such matters as Lender shall reasonably request, including, without limitation, the enforceability of all loan documentation, compliance with all laws and regulations (including Regulations T, U and X of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted and no conflicts with material agreements.

                         . There shall not have occurred any change, occurrence or development that could, in Lender's reasonable opinion, result in a material adverse change in (i) the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects of FNV, the Company and their respective subsidiaries taken as a whole since December 31, 2000 (other than the commencement and continuation

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                              of the Chapter 11 Cases and the consequences that
                              would normally result therefrom), (ii) the ability of the Company to perform its obligations under the loan documentation, (iii) the ability of the Guarantors (other than Guarantors as to which Lender, in its reasonable judgment, is satisfied that their inability, individually or in the aggregate, to perform their obligations is not material) to perform their obligations under the loan documentation or (iv) the ability of Lender to enforce the loan documentation (any of the foregoing being a "Material Adverse Change").

                         . There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or, if adversely determined, could reasonably be expected to result in a Material Adverse Change or
                              (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility, the plans of reorganization of the Debtors or the transactions contemplated thereby. All necessary governmental and material third party consents and approvals necessary in connection with the Facility, the plans of reorganization of the Debtor and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to Lender) and shall remain in effect, and all applicable governmental filings have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of Lender that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated thereby.

                         . No information shall have come to the attention of Lender that leads Lender to determine that, and Lender shall not have become aware of any fact or condition not disclosed to them prior to the date hereof which leads Lender to determine that, the Company's or any of its subsidiaries' condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) or prospects are different in any material adverse respect from that known to Lender as of this date.

                         . Lender shall have a valid and perfected first priority lien on and security interest in the collateral referred to above under "Security" (other than collateral which Lender is satisfied in its reasonable judgment is not material, individually or in the aggregate); all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

                         . Lender shall be satisfied with the amount, types and terms and conditions of all insurance and bonding maintained by the Company and its subsidiaries, and Lender shall have received endorsements naming Lender as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Company and its subsidiaries forming part of Lender's collateral.

                         . Lender shall be satisfied with all environmental matters relating to the Company or its business or assets, and shall have received such environmental review reports as Lender may request, in form and substance satisfactory to it, as to any environmental hazards or liabilities to which the Company and its subsidiaries may be subject, and Lender shall be satisfied with the amount and nature of any such hazards or liabilities and with the Company's plans with respect thereto.

                         . The Management Agreement shall be in full force and effect, and there shall be no cause for termination thereunder.

                         . There shall not exist or have occurred any defaults, prepayment events or creation of liens under debt instruments that exist following the effective date of the Plan or otherwise as a result of the Facility, the plans of reorganization of the Debtors, or the transactions contemplated thereby.

                         . FNV shall have granted registration rights to the Berkadia Parties and/or their affiliates relating to the shares of common stock of FNV issued pursuant to the Plan in form and substance reasonably satisfactory to the Berkadia Parties.

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Conditions Precedent to       On the funding date of the Term Loan (if
the Loan:                     different from the closing date of the Facility)
                              (i) there shall exist no default under the loan documentation, (ii) the representations and warranties of the Company and each Guarantor therein shall be true and correct immediately prior to, and after giving effect to, funding, and
                              (iii) the making of the Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and           The loan documentation will contain
Warranties:                   representations and warranties customarily found
                              in loan documentation for similar financings and transactions of this type and other representations and warranties deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries) including, without limitation with respect to: valid existence, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of loan documentation, validity, priority and perfection of security interests and enforceability of liens, accuracy of financial statements and all other information provided, compliance with law, absence of Material Adverse
                              Change, no default under the loan documentation, absence of material litigation, ownership of properties and necessary rights to intellectual property, no burdensome restrictions and inapplicability of Investment Company Act or Public Utility Holding Company Act.

Affirmative and Financial     The loan documentation will contain affirmative
 Covenants:                   and financial covenants customarily found in loan
                              documentation for similar financings and transactions of this type and other covenants deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, the following:

                              . Comply in all material respects with laws (including, without limitation, ERISA and environmental laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents and other intellectual property, preserve corporate existence, maintain accurate books and records, maintain properties, maintain appropriate and adequate insurance, permit inspection of properties, books and records, use loan proceeds as specified and provide further assurances as required.

                              . Perform obligations under leases, contracts and other agreements.

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                              .    Conduct all transactions with affiliates on
                                   terms reasonably equivalent to those
                                   obtainable in arm's length transactions, including, without limitation, restrictions on management fees to affiliates.

                              . Maintain with a bank satisfactory to Lender main cash concentration accounts and blocked accounts into which all cash flows of the Borrower and proceeds of collateral are paid and which are swept daily (and with respect to accounts at other banks, which will be limited, blocked account agreements in form and substance acceptable to Lender have been executed).

                              .    Financial covenants, including, but not
                                   limited to, minimum EBITDA, minimum net
                                   worth, minimum fixed charge coverage, minimum interest coverage, maximum leverage (measured on a balance sheet debt to EBITDA basis) and maximum capital expenditures.

                              . Maintain a loan-to-collateral value ratio of no greater than 1:1.75. For purposes of this covenant, "collateral" (i) shall only include the value of the tangible assets of the Company and the Guarantors that have been specifically identified by the Company and that are subject to a perfected, first priority security interest in favor of the Lender (and shall exclude all assets of (a) any special purpose subsidiary of the Company that is subject to contractual or legal restrictions on making distributions to its parent entity and (b) any Guarantor for which the Company does not exercise sole voting control and/or for which all of the capital stock is not subject to a perfected, first priority pledge to Lender) and (ii) shall be net of all specific and general reserves.

Negative Covenants:           The loan documentation will contain negative
                              covenants customarily found in loan documentation for similar financings and transactions of this type (which will be applicable to FNV, the Company and their respective subsidiaries). Each of FNV, the Company and their respective subsidiaries shall agree that (i) except pursuant to the Plan, or (ii) without the consent of Lender, it will not:

                              . Incur or assume any debt (whether or not non-recourse) other than the Term Loan or the Senior Notes (as the case may be); give any guaranties; create any liens, charges or encumbrances; incur additional lease obligations; merge or consolidate with any other person, or change the nature of business or corporate structure or create any new subsidiaries or amend its charter or by-laws; sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction), except for asset sales for cash where seller retains no residual interest in such assets and proceeds are applied as set forth under "Prepayments;" give a negative pledge on any assets in favor of any person other than Lender; permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Company; or permit to exist any restrictions on the ability of the Company to prepay the Term Loan.

                              . Prepay, redeem, purchase, defease, exchange, refinance or repurchase any debt including, without limitation, the Senior Notes, except to fund the commitment to spend up to $75 million per three-month period to repurchase Senior Notes as contemplated under clause (v) of "Prepayments," or amend or modify any of the terms of any such debt or other similar agreements, or other material agreements, entered into or binding upon FNV, the Company or their respective subsidiaries.

                              .    Make any loans or advances, capital
                                   contributions or acquisitions (except to fund existing commitments not discharged in the Chapter 11 Cases) or form any joint ventures or partnerships or make any other investments in subsidiaries or any other person.

                              .    Make or commit to make any payments in
                                   respect of warrants, options, repurchase of stock, dividends or any other distributions to shareholders, except the commitment contemplated under the terms of the Senior Notes following the payment in full of the Term Loan.

                              . Permit any change in ownership or control of the Company or any of its respective subsidiaries or any change in accounting treatment or reporting practices, except as required by GAAP and as permitted by the loan documentation.

                              . Redeem or otherwise acquire any shares of its capital stock, or issue or sell any securities (other than the issuance of the Senior Notes, pursuant to the exercise of options or conversion of outstanding securities or otherwise pursuant to the Plan) or grant any option,

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                                   warrant or right relating to its capital
                                   stock or split, combine or reclassify any of its capital stock, other than pursuant to a stock option plan adopted following the effective date of the Plan and reasonably acceptable to Berkadia.

                              . Make any material amendment to any existing or enter into any new employment, consulting, severance, change in control or similar agreement or establish any new compensation or benefit or commission plans or arrangements for directors or employees.

                              . Merge, amalgamate or consolidate with any other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other entity, other than acquisitions of businesses in connection with foreclosures in the ordinary course of business and mergers or consolidations wholly-owned subsidiaries of the Company.

                              .    File any petition for voluntary
                                   reorganization or enter into any
                                   reorganization plan or recapitalization, dissolution or liquidation of the Company.

                              . Take any action that would have a material impact on the consolidated federal income tax return filed by FNV as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting for taxes or otherwise or any tax or accounting practice or policy.

                              . Enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of FNV or any of its subsidiaries to compete with or conduct any business or line of business in any geographic area.

                              .    Permit FNV to engage in any business or
                                   activity, or hold any assets, other than holding the capital stock of the Company.

                                     .  Pay any management or similar fees,
                                        other than pursuant to the Management
                                        Agreement.

Financial Reporting Requirements:    The Company shall provide: (i) monthly
                                     consolidated financial statements of FNV, the Company and their respective subsidiaries, including balance sheet, income statement and cash flow statement within 30 days of month-end, certified by the chief financial officer of FNV or the Company, as appropriate; (ii) quarterly consolidated and consolidating financial statements of FNV, the Company and its subsidiaries within 45 days of quarter-end, certified by the chief financial officer of FNV or the Company, as appropriate; (iii) annual audited consolidated and consolidating financial statements of FNV, the Company and their subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by independent certified public accountants acceptable to Lender; (iv) copies of all reports on Form 10-K, 10-Q or 8-K filed by FNV or the Company with the Securities and Exchange Commission; (v) projections for the balance of the term of the Facility provided annually and annual business and financial plans provided in each case at least 30 days prior to fiscal year-end, with the business and financial plans being updated quarterly; (vi) periodic compliance certificates; and (vii) periodic certifications as to collateral value, loan and asset classification and reserves.

Other Reporting Requirements:        The loan documentation will contain other
                                     reporting requirements customarily found in loan documentation for similar financings and transactions of this type and other reporting requirements deemed by Lender appropriate to the specific transaction, including, without limitation, with respect to litigation, contingent liabilities, defaults, ERISA or environmental events and potential defaults or events of default relating to loans or assets held by the Company and its subsidiaries at such times and in form and substance as is satisfactory to Lender.

Events of Default:                   The loan documentation will contain events
                                     of default customarily found in loan
                                     documentation for similar financings and transactions of this type and other events of default deemed by Lender appropriate to the specific transaction (which will be applicable to FNV, the Company and their respective subsidiaries), including, without limitation, failure to make payments when due, defaults or accelerations under other indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy and insolvency events, failure to satisfy or stay execution of judgments in excess of specified amounts, the existence of certain materially adverse employee benefit or environmental liabilities, impairment of loan documentation or security, Material
                                     Adverse Change, actual or asserted
                                     invalidity of the guarantees, the security documents or the liens of Lender, change of ownership or control, and defaults under material contracts, including the
                                     Management Agreement.

Indemnification:                     The Company shall indemnify and hold
                                     harmless Lender, Berkshire and Leucadia and each of their respective affiliates, officers, directors, employees, members, managers, agents, advisors, attorneys and representatives of each (each, an
                                     "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified
                                     Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Facility, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified
                                     Party pursuant to a written settlement
                                     agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by FNV, the Company, any of their respective directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages
                                     (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction (or admitted by an Indemnified
                                     Party pursuant to a written settlement
                                     agreement) to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct and any liability of any Indemnified Party shall be limited to the amount of fees actually received hereunder by such Indemnified Party.

Expenses:                            FNV, the Company and each of their
                                     respective subsidiaries shall jointly and severally pay all (i) reasonable costs and expenses of Lender, Berkshire and Leucadia
                                     (including all reasonable fees, expenses and disbursements of outside counsel) in connection with the preparation, execution and delivery of the loan documentation and the funding of all loans under the Facility, and all search, filing and recording fees, incurred or sustained by Lender, Berkshire and Leucadia in connection with the Facility, the loan documentation or the transactions contemplated thereby, the administration of the Facility and any amendment or waiver of any provision of the loan documentation and
                                     (ii) costs and expenses of Lender,
                                     Berkshire and Leucadia (including fees,
                                     expenses and disbursements of counsel) in connection with the enforcement of any of their rights and remedies under the loan documentation.

Miscellaneous:                       The loan documentation will include
                                     standard yield protection provisions
                                     (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes) relating to Lender and Lender's provider of funds.

Fees and Expenses:                   Commitment Fee: A commitment fee of
                                     $60,000,000 shall be due and payable to
                                     Lender upon execution of the Commitment
                                     Letter.

                                     Funding Fee: A funding fee of $60,000,000 shall be due and payable to Lender upon the closing of and borrowing under the Facility.

                                     Termination Fee: A termination fee of
                                     $60,000,000 shall be due and payable to
                                     Lender if the Company does not borrow under the Facility for any reason (including the termination of Lender's obligations under the Commitment Letter, whether or not the Facility agreements have been entered) unless the Company's failure to borrow is solely due to (x) the failure by Lender to fund in violation of its obligations under the Commitment Letter or, (y) following confirmation of the Plan by the Bankruptcy Court, a Material Adverse Change has occurred or a due diligence condition relating to environmental, insurance or employee matters has not been satisfied.

                                     Reimbursement Fees: All fees, if any, and expenses incurred from time to time by Lender and its affiliates relating to its financing for the Facility shall be due and payable to Lender or such affiliates when incurred by Lender or such affiliates.

                                     Facility Fee: An annual facility fee in an amount equal to 25 basis points times the outstanding principal amount of the Term Loan, payable monthly, shall be due and payable to Lender, commencing on the date of borrowing under the Facility.

Governing Law and Submission to
Jurisdiction:                        State of New York.

                     SUMMARY OF TERMS OF NEW SENIOR NOTES


Issuer                   The FINOVA Group Inc. ("FNV Group").
                                                 ---------

Aggregate Principal
Amount................   Approximately $4.44 billion, representing 40% of the
                         aggregate amount of Allowed General Unsecured Claims
                         (as defined in the Joint Plan of Reorganization (the
                         "Plan") of FNV Group and the debtors named therein)
                         against FINOVA Capital Corporation ("FNV Capital").
                                                              -----------

Term.................... Ten (10) years, subject to prepayment as described below.

Annual Interest
Rate...................  The weighted average of the annual interest rates on
                         FNV Capital's bank debt and bond indebtedness outstanding on the Petition Date (as defined in the
                         Plan) , will be determined (as of a date within five days prior to the Effective Date (as defined in the
                         Plan) (the "Measurement Date") as follows:
                                     ----------------

                             For each fixed rate obligation, the established
                         rate in effect at the Measurement Date, without giving effect to any default rate, penalty or facility or other fees or any change in rates due to the failure to elect interest rates or periods from and after the Petition Date, will be multiplied by the total principal amount of the obligation outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set-off against such obligation;

                             For each floating rate obligation, (x) the
                         specified index in effect at the Measurement Date (or, if more than one index is specified, the selected index will be the one that will result in the lowest rate) (the "Index Rate"), plus the specified spread over the Index Rate, in each case without giving effect to any default rate, penalty or facility or other fees or any change in rates due to the failure to elect interest rates or periods from and after the Petition Date and without regard to any limitation on the selection of indices upon a default or otherwise, will be multiplied by (y) the total principal amount of the obligation outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set-off against such obligation.

                             The sum of such amounts will be divided by the
                         aggregate principal amount of all bank and bond indebtedness outstanding at the Petition Date, reduced by any amounts that the Debtors have the right to set-off against such obligations. The quotient of such calculation shall be the annual interest rate the New Senior Notes will bear.

                             If the Measurement Date were April 26, 2001, the
                         annual interest rate would be 6.037%.

Payment.................  Interest will be paid on semi-annual interest payment dates if and to the extent that (i) FNV Group has available cash on such dates for that purpose as described below under clause SECOND of the "Use of
                                                                       -----
                          Cash" covenant and (ii) no default or event of default
                          ----
                          has occurred and is continuing on such dates under the credit agreement pursuant to which Berkadia LLC ("Berkadia") will make a $6 billion five-year
                            --------
                          amortizing senior secured term loan (the "Berkadia
                                                                    --------
                          Loan") to FNV Capital (the "Berkadia Credit
                          ----                        ---------------
                          Agreement").
                          ---------

                          Each $1,000 principal amount of the New Senior Notes issued under the Plan (whether issued on the Effective Date or later) will entitle the holder thereof to receive such holder's pro rata share of an aggregate of up to $100 million of additional interest ("Contingent Interest") in respect of all New Senior
                            -------------------
                          Notes issued under the Plan (whether issued on the Effective Date or later). Contingent Interest will be paid on semi-annual interest payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under clause Eighth of the "Use of Cash" covenant until the first
                          ------         -----------
                          to occur of (i) the payment of an aggregate of $100 million in Contingent Interest (as such amount may be reduced as described below under clause Eighth of the
                                                                  ------
                          "Use of Cash" covenant) or (ii) 15 years after the
                           -----------
                          Effective Date of the Plan. Principal will be paid on semi-annual principal payment dates if and to the extent that FNV Group has available cash on such dates for that purpose as described below under
                          clause Sixth of the "Use of Cash" covenant.
                                 -----         -----------
Optional
Prepayment..............  Subject to compliance with the "Use of Cash" covenant,
                          FNV Group will have the option to prepay the principal of the New Senior Notes, in whole or in part, at any time and from time to time, without premium or penalty, by delivering to the indenture trustee under the New Senior Notes indenture (the "Indenture
                                                               ---------
                          Trustee") an amount equal to the principal to be
                          -------
                          repaid, plus interest from the last interest payment date on which interest was paid to the prepayment date; provided that such prepayment will not release FNV Group from its obligations to pay Contingent Interest with respect to the New Senior Notes so prepaid.

Priority and
Collateral Security...    FNV Group will grant to the Indenture Trustee for the
                          benefit of the holders of the New Senior Notes (other
                          than with respect to FNV Group's obligation under the
                          New Senior Notes Indenture to pay Contingent Interest)
                          a security interest in all of the capital stock of FNV
                          Capital, which shall be junior to the first priority
                          perfected security interest granted to Berkadia as
                          described below and which shall be released upon
                          payment in full of all interest (other than Contingent
                          Interest) on and principal of the New Senior Notes.
                          Until such time as all obligations under the Berkadia
                          Loan and related guarantees are paid in full or
                          otherwise satisfied, the security interest to be
                          granted to the Indenture Trustee will be junior to the
                          perfected, first priority security interest in the
                          capital stock of FNV Capital granted to Berkadia to
                          secure FNV Group's guarantee of the Berkadia Loan. The
                          Indenture Trustee and the holders of the New Senior
                          Notes will
                          have no right to take action to enforce or otherwise
                          realize on the security interest held by the Indenture
                          Trustee unless and until all obligations under the
                          Berkadia Loan and related FNV Group guarantee have
                          been paid in full or otherwise satisfied or released.
                          Neither the indenture governing the New Senior Notes
                          nor the pledge agreement effecting the grant of the
                          security interest (the "Pledge Agreement") will
                                                  ----------------
                          restrict the sale of collateral, other than as required by the Trust Indenture Act of 1939, as amended.

                          The payment of Contingent Interest will not be secured by the security interest or otherwise. Contingent Interest shall constitute general unsecured obligations of FNV Group.


Covenants...............  The indenture governing the New Senior Notes will contain the following covenants:

                          Use of Cash

                          To the extent not prohibited by the Berkadia Credit Agreement, FNV Group will, and will cause its subsidiaries including FNV Capital to, apply the aggregate net positive amount of each of (x) 100% of the net sale proceeds from asset sales, (y) 100% of excess cash flow (to be defined in the indenture) and
                          (z) 100% of net proceeds from insurance and condemnation, in each case received by FNV Group or any of its subsidiaries, except to the extent any special purpose subsidiary is subject to a contractual restriction (which existed on February 26, 2001) or legal restriction on making distributions to its parent entity, to the following purposes in the following order:

                          First:
                          -----
                          For FNV Group or any of its subsidiaries (a) to pay or to fund its operating expenses, taxes, reasonable reserves for revolving commitments, unfunded commitments and general corporate purposes (which reserve amounts shall be determined in good faith by the entity setting such reserves), (b) to pay when due interest on and principal of Permitted Indebtedness (as defined below) of such entity (other than, in the case of FNV Capital, the Berkadia Loan or, in the case of FNV Group, the New Senior Notes and the 5-1/2% Convertible Subordinated Debentures due 2016 of FNV Group (the "Group Subordinated Debentures")), the
                                      -----------------------------
                          payment of each of which is provided for specifically below), (c) to pay when due interest on and principal of any Refinancing Indebtedness (as defined below) incurred to refinance the Permitted Indebtedness described in clause (b), (d) to pay or to fund a reserve to pay interest when due on the Berkadia Loan, and (e) to (i) make payments excluded from the definition of Restricted Payments (as defined below) under the proviso contained in the definition of Restricted Payments (provided that any payments described in clause (v) of such proviso shall not exceed $1 million per year) and (ii) fund reasonable reserves, if any, for interest and Compounded Interest (as defined in the indenture governing the Group Subordinated Debentures) on the Group Subordinated Debentures solely to permit the payment of interest and Compounded Interest thereon at the end of an Extension Period (as defined in the indenture governing the Group Subordinated Debentures) and to pay accrued and unpaid interest and Compounded Interest on the Group Subordinated Debentures on the expiration of any Extension Period that has lasted for 20 consecutive quarters; provided that FNV Capital and its subsidiaries may make distributions to any parent entity, including FNV Group, which entity shall use such distributions, plus any other cash it has available for this purpose, to satisfy its obligations under this clause First (it being understood that the
                                            -----
                          listing of subclauses (a) through (e) herein shall be for ease of reference only and shall not imply any priority of allocation or payment within this clause First);
                          -----

                          Second:
                          ------
                          to make distributions to FNV Group, which shall use such distributions plus any other cash it has available for this purpose, to pay accrued and unpaid interest on the New Senior Notes when due;

                          Third:
                          -----
                          commencing with the first calendar quarter following the Effective Date, and continuing for each subsequent calendar quarter until the earlier of (i) payment in full of the Berkadia Loan and (ii) the fifth anniversary of the Effective Date, to make distributions to FNV Group, which shall use such distributions plus any other cash it has available for this purpose, to spend $75 million per quarter (or such greater amount as may be consented to by Berkadia) to purchase New Senior Notes (including the Contingent Interest in respect of such New Senior Notes) at a purchase price not to exceed par plus accrued and unpaid interest thereon (the "Maximum
                                                                    -------
                          Price") through (a) tender offers announced during a
                          -----
                          quarter, (b) open market purchases and/or (c) privately negotiated transactions, in all cases at FNV Group's discretion; provided that additional such purchases may be made at FNV Group's discretion during any quarter to satisfy FNV Group's obligation hereunder for future quarters and, if and to the extent that such purchases cannot be effected at or below the Maximum Price during any such quarter, such purchases shall not be required for such quarter and FNV Group shall not carry over into any following quarter any obligation to make purchases hereunder in excess of $75 million per quarter; and provided further, that no purchase of New Senior Notes shall be made under this clause Third if a default or an event
                                                 -----
                          of default under the Berkadia Credit Agreement has
                          occurred, is continuing or would result therefrom;

                          Fourth:
                          ------
                          to make distributions to FNV Capital, or in the case of FNV Group to make contributions to FNV Capital, which shall use such distributions or contributions, plus any other cash it has available for this purpose, to repay principal of the Berkadia Loan as required under the Berkadia Credit Agreement;

                          Fifth:
                          -----
                          to the extent not already funded or paid pursuant to clause First above, to make distributions to FNV
                                 -----
                          Group, which shall use such distributions plus any other cash it has available for this purpose, to pay or to fund a reserve to pay accrued and unpaid interest on the then-outstanding Group Subordinated Debentures;

                          Sixth:
                          -----
                          until the New Senior Notes are paid in full, to make distributions to FNV Group, (A) 95% of which FNV Group will use to repay principal of the New Senior Notes until the principal of the New Senior Notes has been paid in full and/or, at FNV Group's option, to prepay all or part of the New Senior Notes as described under "Optional Prepayment," and/or to purchase by tender
                           -------------------
                          offer, market purchases or privately negotiated transactions or otherwise all or part of the New Senior Notes (including the Contingent Interest in respect of such New Senior Notes), and (B) 5% of which FNV Group will use to make Restricted Payments (unless the making of any such Restricted Payments would be an "Impermissible Restricted Payment" (as defined below),
                           --------------------------------
                          in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Restricted Payments at such time or from time to time, as such Restricted Payments are not Impermissible Restricted Payments);

                          Seventh:
                          -------
                          until an amount equal to 5.263% of the aggregate principal amount of the New Senior Notes issued under the Plan (whether on the Effective Date or later) has been used to make Restricted Payments to FNV Group's common stockholders under clause Sixth or, after
                                                           -----
                          repayment of the New Senior Notes, has been used to make "Deemed Restricted Payments" (as defined below),
                                --------------------------
                          to make Deemed Restricted Payments (unless the making of such Deemed Restricted Payments would be an "Impermissible Deemed Restricted Payment," (as defined
                           ---------------------------------------
                          below) in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments); and

                          Eighth:
                          ------
                          until an aggregate of up to $100 million (as such amount may be reduced to reflect a decrease in the principal amount of New Senior Notes outstanding as a result of purchases (but not prepayments or repayments) by FNV Group under clause Third and clause
                                                                -----
                          Sixth above) has been paid as Contingent Interest, to
                          -----
                          make distributions to FNV Group (i) 95% of which will be used to pay Contingent Interest and (ii) 5% of which will be used by FNV Group to make Deemed Restricted Payments) (unless the making of such Deemed Restricted Payments would be an Impermissible Deemed Restricted Payment, in which event FNV Group shall retain such amounts and any retained amounts shall accumulate and shall be used to make Deemed Restricted Payments at such time or from time to time, as such Deemed Restricted Payments are not Impermissible Deemed Restricted Payments);.

                          provided that, notwithstanding the foregoing, it shall not be a default of this

                         "Use of Cash" covenant if a subsidiary does not make distributions to its parent entity as set forth in First through Eighth above if such dividends or distributions would be Impermissible Restricted Payments or Impermissible Deemed Restricted Payments.

                         Funding and payments in respect of any Refinancing Indebtedness (as defined below) will have the same priority in this "Use of Cash" covenant as corresponds to the Indebtedness so refinanced.

                         "Deemed Restricted Payments means any payments to FNV
                          --------------------------
                         Group's stockholders that would have been Restricted Payments prior to repayment of the New Senior Notes.

                         "Impermissible Deemed Restricted Payments" means a
                          ----------------------------------------
                         Deemed Restricted Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                         "Impermissible Restricted Payments" means a Restricted
                          ---------------------------------
                         Payment that, if made by FNV Group or any of its subsidiaries, would render such entity insolvent, would be a fraudulent conveyance by such entity or would not be permitted to be made by such entity under applicable law.

                         Limitation on Restricted Payments

                         FNV Group will not, directly or indirectly, make any Restricted Payments, other than Restricted Payments permitted under the "Use of Cash" covenant described
                                              -----------
                         above.

                         "Restricted Payment" means (i) the declaration or
                          ------------------
                         payment of any dividend or the making of any
                         distribution on account of FNV Group's equity interests (other than dividends or distributions payable in equity interests of FNV Group) and (ii) the purchase, redemption or other acquisition or retirement for value of any equity interests of FNV Group, other than redemptions, acquisitions or retirements in exchange for equity interests of FNV Group; provided, however,
                                                            --------  -------
                         that Restricted Payments shall not include (i) repurchase of shares to eliminate fractional shares or odd-lots, whether pursuant to a reverse stock-split, odd-lot tender offer or otherwise; (ii) cash payments in lieu of issuance of fractional shares in connection with the exercise of any warrants, rights, options or other securities convertible into or exchangeable for FNV Group equity interests, (iii) the deemed repurchase of FNV Group's equity interests by FNV Group on the cashless exercise of stock options; (iv) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets; or (v) repurchases, redemptions, acquisitions or retirements of equity interests of FNV Group from employees, directors or officers of FNV Group and its subsidiaries.

                         Limitation on Incurrence of Indebtedmess

                         FNV Group will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for or with respect to (collectively, "incur") any
                                                         -----
                         Indebtedness other than Permitted Indebtedness or Permitted Nonrecourse Indebtedness.

                         "Indebtedness" means any indebtedness in respect of
                          ------------
                         borrowed money.

                         "Permitted Indebtedness" means (A) Indebtedness
                          ----------------------
                         outstanding (or deemed outstanding under the Plan) on the Effective Date of the Plan, including the Berkadia Loan and the New Senior Notes; (B) Refinancing Indebtedness; (C) Indebtedness at any time outstanding of up to $25 million, excluding Indebtedness outstanding under clause (A) or (B); (D) Foreclosure Indebtedness and (E) intercompany Indebtedness between or among FNV Group and/or any of its subsidiaries.

                         "Foreclosure Indebtedness" means Indebtedness of any
                          ------------------------
                         person either (i) existing at the time that such person becomes a subsidiary of FNV Group or any of its subsidiaries provided that such person becomes a subsidiary of FNV Group as a result of a pre-existing bona fide obligation to FNV Group or any of its subsidiaries, (ii) assumed in connection with the acquisition of assets from any such person provided that such person had a pre-existing bona fide obligation to FNV Group or any of its subsidiaries or
                         (iii) incurred to refinance (as defined below) any Indebtedness described in (i) or (ii) above, subject to the same limitations contained in the proviso to the definition of Refinancing Indebtedness below.

                         "Refinancing Indebtedness" means Indebtedness of FNV
                          ------------------------
                         Group or any of its subsidiaries that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance") any Indebtedness
                                                    ---------
                         issued under the Plan and/or outstanding or deemed to be outstanding on the Effective Date of the Plan or incurred in compliance with the New Senior Notes Indenture (including Indebtedness of FNV Group that refinances Indebtedness of any subsidiary and Indebtedness of any subsidiary that refinances Indebtedness of another subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (a) such Refinancing
                         --------  -------
                         Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) not exceeding the then outstanding amount of the Indebtedness being refinanced, plus a reasonable premium and reasonable costs and expenses paid or incurred in connection with such refinancing (b) except with respect to Refinancing Indebtedness incurred to refinance (i) the New Senior Notes, (ii) Foreclosure Indebtedness or (iii) Permitted Indebtedness not issued under the Plan, such Refinancing Indebtedness shall not have a weighted average life to maturity or maturity date that is earlier than the Indebtedness being refinanced and (c) if the Indebtedness being refinanced is subordinate to the New Senior Notes, then such Refinancing Indebtedness shall be subordinate to the New Senior

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

                         Notes at least to the same extent. The accretion of interest with respect to Indebtedness issued with original issue discount shall not constitute an incurrence of additional Indebtedness.

                         "Permitted Nonrecourse Indebtedness" means Indebtedness
                          ----------------------------------
                         incurred in connection with the acquisition or lease (as lessor) of equipment or real estate (a) that is secured solely by the equipment or real estate acquired or leased, (b) with respect to which the holder of such Indebtedness has recourse only to such equipment or real estate, and (c) which is otherwise nonrecourse to FNV Group or any subsidiary thereof, provided that all proceeds of such Indebtedness, less reasonable expenses incurred in connection with such acquisition or lease, are used as provided in the "Use of Cash" covenant.
                                                      -----------

                         Limitation on Issuance of Capital Stock of
                         Subsidiaries.

                         FNV Group will not permit FNV Capital to issue any additional equity interests to any person other than to FNV Group and will not permit any other subsidiary of FNV Group to issue any preferred equity interests to any person other than to FNV Group or a subsidiary thereof, except that preferred equity interests may be issued such that the liquidation preference of such preferred equity interests is equal to the amount of Indebtedness that would be permitted to be incurred under the "Limitation on Incurrence of Indebtedness"
                                    ----------------------------------------
                         covenant. Mergers and Consolidations

                         FNV Group will not, directly or indirectly, consolidate or merge with or into another person (whether or not FNV Group is the surviving person) unless the person formed by or surviving any such consolidation or merger (if other than FNV Group) assumes all of the obligations under the New Senior Notes and the indenture and immediately after such consolidation or merger there is no default or event that, with the passage of time or notice or both, would be a default under the indenture.

                         No Payment Restrictions Affecting Subsidiaries

                         FNV Group and its subsidiaries will not permit their respective subsidiaries to create any restriction on the ability of any subsidiary to make Restricted Payments, to make loans or advances to its parent entity or to transfer any property or assets to its parent entity, except for restrictions pursuant to (i) the New Senior Notes, (ii) the Berkadia Loan, (iii) contracts as of February 26, 2001 restricting special purpose subsidiaries, (iv) applicable law, (v) Refinancing Indebtedness containing restrictions no more restrictive, taken as a whole, than those contained in the Indebtedness so refinanced, (vi) Permitted Indebtedness described in clause C or D of the definition of Permitted Indebtedness, provided restrictions contained therein are no more restrictive, taken as a whole, than restrictions contained in any Permitted Indebtedness, or (vii) Permitted Nonrecourse Indebtedness incurred by any special purpose subsidiary.

                         The right to receive Contingent Interest under the New Senior Notes shall not constitute any equity interest or indebtedness of FNV Group for purposes of the indenture.

                         The covenants described under "Limitation on
                                                        -------------
                         Restricted Payments," "Limitation on Incurrence of
                         -------------------    ---------------------------
                         Indebtedness," "Limitation on Issuance of Capital
                         ------------    ---------------------------------
                         Stock of FNV Subsidiaries" and "No Payment
                         --------------------------      ----------
                         Restrictions Affecting Subsidiaries" will no longer
                         -----------------------------------
                         apply to FNV Group or its subsidiaries upon payment in full of all interest on (other than Contingent Interest) and principal of the New Senior Notes.

Event of Default........ Each of the following will constitute an "Event of
                                                                   --------
                         Default": (i) default in the payment of all or any part
                         -------
                         of the unpaid principal, if any, and accrued and unpaid interest, if any, on the New Senior Notes at maturity;
                         (ii) failure by FNV Group or any of its subsidiaries to observe or perform in all material respects the provisions of the "Payment" covenant and of clauses
                                            -------
                         First, Second, Fourth, Fifth, Sixth, Seventh, and
                         -----  ------  ------- -----  -----  -------
                         Eighth of the "Use of Cash" covenants for 30 days;
                         ------         -----------
                         (iii) failure by FNV Group to observe or perform in all material respects any other covenant or agreement on the part of FNV Group contained in the New Senior Notes, the indenture or the Pledge Agreement if that failure is not remedied within 60 days after written notice is given to FNV Group by the trustee or to FNV Group and the trustee by the holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding, specifying such default, requiring that it be remedied and stating that such notice is a "Notice
                                                                        ------
                         of Default" under the indenture; and (iv) certain
                         ----------
                         events of bankruptcy, dissolution or reorganization of FNV Group or FNV Capital.

Book-Entry; Delivery     New Senior Notes will be represented by one or more
and Form..............   permanent global notes in definitive, fully registered
                         form, deposited with the Indenture Trustee as custodian for, and registered in the name of, a nominee of the Depository Trust Company.

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